Exhibit 10.93

SETTLEMENT AND TERMINATION AGREEMENT

This Settlement and Termination Agreement (this “Agreement”) is entered into as of December 29, 2025 (the “Effective Date”), by and between ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), and YA II PN, LTD. (together with its successors and permitted assigns, the “Investor” or “Yorkville”).

RECITALS

A. The Company and Yorkville are parties to that certain Standby Equity Purchase Agreement, dated as of December 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “SEPA”).

B. Pursuant to the SEPA and the other Transaction Documents (as defined in the SEPA), Yorkville provided the Company with a prepaid advance in the form of a promissory note (each, a “Promissory Note”) evidencing the Company’s obligations in respect of the Pre-Paid Advance (as defined in the SEPA) and related amounts, including principal, accrued interest and any applicable premium or fees (collectively, the “Pre-Paid Advance Obligation”).

C. The Company and Yorkville desire to (i) establish a payment and conversion-standstill framework pending a potential registered public offering and/or uplisting transaction, and (ii) provide for the termination of the SEPA in connection with such transaction, all on the terms set forth herein.

D. The parties acknowledge that the Company may, from time to time, maintain or establish an at-the-market equity program (an “ATM”), and the parties intend to confirm that Yorkville shall have no right of first refusal or similar right with respect to any ATM.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions

Capitalized terms not otherwise defined herein shall have the meanings set forth in the SEPA.

1.1 “Alternate Monday Payment” means a cash payment of $250,000 made by the Company to Yorkville on each Alternate Monday Payment Date.

1.2 “Alternate Monday Payment Date” means each other Monday commencing on December 29, 2025, and continuing thereafter on an every-other-Monday basis, unless adjusted by mutual written agreement.

1.3 “No-Conversion Period” means, with respect to each Alternate Monday Payment timely received by Yorkville, the fourteen (14) day period commencing on (and including) the date Yorkville receives such payment.

1.4 “IPO” means the closing of a firm-commitment underwritten public offering of the Company’s common stock registered under the Securities Act of 1933, as amended, in connection with an uplisting to the New York Stock Exchange (“NYSE”) (or such other national securities exchange as may be mutually agreed in writing).

1.5 “ELOC” means any equity line of credit, standby equity purchase agreement, or similar committed equity purchase facility substantially similar to the SEPA (excluding (a) any ATM, (b) traditional underwritten follow-on offerings, private placements, registered directs, PIPEs, or other one-time or discrete financings not structured as a committed equity line, and (c) employee equity plans).

2. Acknowledgment of Amounts; Application of Payments

2.1 Acknowledgment. As of December 29, 2025 (the “Statement Date”), the parties acknowledge that the outstanding amount owed by the Company to Yorkville in respect of the Pre-Paid Advance Obligation is set forth on Exhibit A (the “Outstanding Balance”). For the avoidance of doubt, Exhibit A reflects the application of December 15, 2025, payment described in Section 2.3.

2.2 Application of Alternate Monday Payments. Each Alternate Monday Payment shall be applied to reduce the Pre-Paid Advance Obligation inclusive of principal, interest and any applicable prepayment or redemption premium, in accordance with the Transaction Documents (as modified hereby) and as reflected on Exhibit A and/or Yorkville’s customary payoff accounting.

2.3 Special Allocation - December 15, 2025 Payment. The parties acknowledge and agree that the $250,000 payment made on December 15, 2025 was applied (i) first to satisfy the Company’s past-due Deferred Fee (as defined in Section 12.04 of the SEPA) in the amount of $187,500 (which Deferred Fee was originally due in cash on or about the six-month anniversary of the SEPA) and (ii) the remaining $62,500 to the Pre-Paid Advance Obligation.

3. Payment Covenant; Conversion Standstill

3.1 Payment Covenant. From and after the Effective Date, the Company shall make the Alternate Monday Payments on each Alternate Monday Payment Date.

3.2 No Investor Notices During No-Conversion Period. Provided that an Alternate Monday Payment is timely received by Yorkville, Yorkville agrees that, during the applicable No-Conversion Period, it shall not deliver any Investor Notice (as defined in the SEPA) or otherwise exercise any right to cause a deemed Advance Notice under Section 3.01(b) of the SEPA (or any analogous provision of any Promissory Note or other Transaction Document) in respect of the Pre-Paid Advance Obligation.

3.3 Missed Payment; Conditional Right to Deliver Investor Notices. If the Company fails to make an Alternate Monday Payment on the applicable Alternate Monday Payment Date (a “Payment Failure”), then (i) no No-Conversion Period shall commence (or, if already commenced, it shall terminate immediately) and (ii) Yorkville shall have the right to deliver Investor Notices and exercise related rights under the SEPA and the other Transaction Documents until such time as Yorkville receives the next Alternate Monday Payment. Upon receipt of such next Alternate Monday Payment, a new No-Conversion Period shall commence in accordance with Section 1.3.

3.4 No Waiver of Remedies. Except as expressly provided in this Agreement, nothing herein shall be deemed to waive, amend, or limit Yorkville’s rights and remedies under the Transaction Documents; provided, however, that the conversion standstill in Section 3.2 shall be enforceable in accordance with its terms.

4. IPO-Related Payoff; No Commitment to Take Shares

4.1 Payoff Preference; Mechanics. The parties acknowledge Yorkville’s preference to receive repayment of the outstanding Pre-Paid Advance Obligation (including principal, accrued interest and any applicable redemption/prepayment premium) from the proceeds of the IPO, if and when the IPO occurs.

4.2 No Commitment; Optional Equity Settlement Only by Agreement. The parties agree that no commitment is made in this Agreement that any portion of the Pre-Paid Advance Obligation will be satisfied in shares. Any settlement of any portion of the Pre-Paid Advance Obligation in shares at the IPO price (or otherwise) shall occur only if the parties mutually agree in writing (which may be reflected in a payoff letter, side letter, or other written instrument executed by both parties).

4.3 Payoff Letter. In connection with the IPO (if consummated), Yorkville shall provide a customary payoff letter setting forth the payoff amount and wire instructions, and the Company shall pay such amount at the IPO closing (or as otherwise agreed in writing).

5. Termination of the SEPA; Termination Fee

5.1 Termination Effective Time. In the event the IPO occurs, the parties agree that the SEPA shall be terminated effective immediately prior to the consummation of the uplisting/IPO closing (the “Termination Effective Time”), subject to satisfaction of the conditions in Section 5.3.

5.2 Termination Fee in Shares. In consideration of the termination of the SEPA, Yorkville shall receive a termination fee payable in shares of the Company’s common stock (the “Termination Fee Shares”) with an aggregate value equal to $175,000, valued at the IPO price (i.e., the public offering price per share in the IPO). The number of Termination Fee Shares shall be $175,000 divided by the IPO price, rounded down to the nearest whole share.

5.3 Conditions to Termination. The termination of the SEPA at the Termination Effective Time shall be conditioned upon: (a) repayment in full in cash of the outstanding Pre-Paid Advance Obligation at the IPO closing, or such other agreed settlement (including any agreed share settlement) pursuant to Section 4.2; (b) issuance and delivery of the Termination Fee Shares to Yorkville as set forth in Section 5.2; and (c) execution and delivery of any customary termination documents, releases of liens (if any), and payoff documentation reasonably requested.

5.4 Earlier Termination. If the Company seeks to terminate the SEPA prior to an IPO, the parties may do so only by mutual written agreement (which agreement may include the same or different termination fee mechanics).

5.5 Securities Law Matters. The parties shall cooperate in good faith to structure the issuance of the Termination Fee Shares in compliance with applicable securities laws and exchange rules. The parties acknowledge that the Termination Fee Shares may be issued pursuant to the registration statement for the

IPO or pursuant to an available exemption from registration, as determined by the Company in consultation with counsel.

6. Right of First Refusal on Future ELOC; No ROFR on ATM

6.1 ELOC ROFR. For a period of twenty-four (24) months following the IPO closing date (the “ROFR Period”), Yorkville shall have a right of first refusal with respect to any proposed ELOC. Prior to entering into any binding agreement for an ELOC during the ROFR Period, the Company shall provide Yorkville written notice of the material economic terms of such proposed ELOC, and Yorkville shall have [10] business days to elect in writing to provide such ELOC on terms no less favorable to the Company than those described in the notice.

6.2 Express Exclusion of ATM. Yorkville acknowledges and agrees that it shall have no right of first refusal, participation right, consent right, matching right, or similar right with respect to any ATM program, whether existing or established in the future, and Yorkville hereby waives any such right to the extent it could be asserted under the Transaction Documents or otherwise.

6.3 No Representation Regarding Future Financing. The Company makes no representation or commitment that it will or will not pursue any ELOC during the ROFR Period; Section 6.1 merely sets forth the parties’ agreement regarding a ROFR if the Company elects to pursue an ELOC.

7. Releases; No Admission

7.1 Mutual Releases. Effective upon the Termination Effective Time and the satisfaction in full of the Pre-Paid Advance Obligation and issuance of the Termination Fee Shares (collectively, the “Settlement Conditions”), each party, on behalf of itself and its affiliates and related persons, releases the other party and its affiliates and related persons from any and all claims arising out of or relating to the SEPA and the Transaction Documents through the Termination Effective Time, except for claims arising under this Agreement and claims based on fraud or willful misconduct.

7.2 No Admission. This Agreement is a compromise settlement and shall not be construed as an admission of liability or wrongdoing by any party.

8. Representations; Authority

Each party represents that (i) it has the requisite power and authority to enter into this Agreement, (ii) this Agreement has been duly authorized, executed and delivered, and (iii) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to customary bankruptcy and equitable principles.

9. Miscellaneous

9.1 Amendment. This Agreement may be amended only by a writing signed by both parties.

9.2 Integration. This Agreement and the exhibits constitute the entire agreement with respect to the subject matter hereof and supersede all prior discussions and understandings.

9.3 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. Each party irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, Delaware (or, if such court lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County, Delaware) and the United States District Court for the District of Delaware, and (b) waives any objection to the laying of venue of any such proceeding in such courts and any claim that any such proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.4 Notices. Notices shall be given in accordance with the notice provisions of the SEPA, except as updated on Exhibit B.

9.5 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and delivered by electronic signature and/or PDF, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CONNECTM TECHNOLOGY SOLUTIONS, INC.		YA II PN, LTD.

By:	/s/ Bhaskar Panigrahi	By:	/s/ Michael Rosselli
Name:	Bhaskar Panigrahi	Name:	Michael Rosselli
Title:	CEO and Chairman	Title:	Partner

EXHIBIT A

Statement of Acknowledged Amounts

Outstanding balance as of 12/14/2025	$[1,597,143]
Accrued interest through Statement Date	$[4,231.00]
Bi-weekly Repayment on 12/15/25	$250,000.00
Repayment applied to Deferred Fee (as defined in the SEPA)	$187,500.00 (satisfied per Section 2.3)
Repayment applied to balance	$62,500.00
Interest from 12/15/25 to 12/28/2	$4,120
Outstanding balance as of 12/29/2025	$1,538,763

EXHIBIT B

Notice Information

Notices shall be delivered in accordance with the SEPA, except that Yorkville’s notice information is as follows:

●	Attn: Michael Rosselli, Partner
●	Phone: 201-536-5126
●	Mobile: 201-264-9199
●	Email: Mrosselli@yorkvilleadvisors.com
●	Address: 1012 Springfield Avenue, Mountainside, NJ 07092
●	Website: www.yorkvilleadvisors.com